Exhibit 10.1
AMENDMENT
TO
MASTER TRANSACTION AGREEMENT

This AMENDMENT to the MASTER TRANSACTION AGREEMENT (this “Amendment Agreement”), is made effective as of August 12, 2020 (the “Effective Date”), by and between Chewy, Inc., a Delaware corporation (“Chewy”), and PetSmart, Inc., a Delaware corporation (“PetSmart”). Each party hereto may be referred to in this Agreement as a “Party” or, collectively, the “Parties.”
WHEREAS, Chewy and PetSmart executed that certain Master Transaction Agreement dated June 13, 2019 (the “Agreement”);
WHEREAS, Chewy has entered into arrangements with the City of Belton, Missouri (the “City”) whereby the City will provide certain ad valorem tax benefits (the “Benefits”) to Chewy in connection with a capital investment of up to $70 million in property, plant, and equipment purchases for a new fulfillment center in the State of Missouri;
WHEREAS, the City will issue to Chewy Taxable Industrial Development Revenue Bonds, Series 2020 in a maximum aggregate principal amount of $70 million (the “Bonds”) and in exchange for the Bonds, Chewy will convey certain purchased equipment to the City and will lease such equipment from the City over a three-year period (the “Arrangement”);
WHEREAS, the Parties are entering into this Amendment Agreement to permit Chewy’s entry into and performance of the Arrangement to use certain covenant capacity under the PetSmart Debt Agreements; and
WHEREAS, the Parties now desire to amend the Agreement as set forth herein.
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:
1.The Amendment Agreement will be effective as of the Effective Date.
2.Article I of the Agreement will be amended to include the following defined terms:
“Arrangement” means the arrangements under which the City will issue to Chewy the Bonds and in exchange thereof Chewy will convey certain purchased equipment to the City and will lease such equipment from the City over a three-year period.
“Benefits” mean the ad valorem tax benefits to be provided by the City to Chewy in connection with a capital investment of up to $70 million in property, plant, and equipment purchases to be made by Chewy for a new fulfillment center in the State of Missouri.
“Bonds” mean the Taxable Industrial Development Revenue Bonds, Series 2020 to be issued by the City in favor of Chewy in a maximum aggregate principal amount of $70 million.
“City” shall mean the City of Belton, Missouri.

“Commitment Fee” shall have the meaning set forth in Article IV.A.
3.The following new Article IV.A (Commitment Fee) will be added to the Agreement immediately following Article IV of the Agreement:
“In consideration of PetSmart facilitating the Arrangement under the PetSmart Debt Agreements by reserving capacity under certain covenants, Chewy shall pay to PetSmart a fee (the “Commitment Fee”) equal to twenty five percent (25)% of the Benefits Chewy receives from the City.”
4.Article V (Compliance with Agreements) will be amended to include the following:
(iii) Within forty-five (45) days following the end of each of its fiscal quarters, Chewy shall provide a written report to PetSmart setting forth the total Bonds issued to Chewy, equipment purchased by Chewy and sold to the City and Benefits Chewy has received as of the end of each quarter.
5.Section 6.1 of the Agreement will be amended and restated as follows:
“6.1 Payment Terms. The Service Fee shall be recorded on a financial monthly basis and be due and payable by Chewy to PetSmart no later than thirty (30) days following the end of each PetSmart fiscal quarter. The Guarantee Fee shall be due and payable by Chewy to PetSmart no later than thirty (30) days following the end of each calendar quarter. The Commitment Fee shall be due and payable by Chewy to PetSmart no later than thirty (30) days following the earlier of (i) December 1 , 2030 and (ii) the date on which the Bonds have been repaid or redeemed by the City. All payments shall be made in U.S. dollars without set off.”
6.Section 7.3(a) of the Agreement will be amended and restated as follows:
“(a) such payments as shall be due from Chewy to PetSmart as of such termination date shall be recoverable without prejudice (including, without limitation, the Commitment Fee); and”

7.Except as specifically modified in this Amendment Agreement, the Agreement shall remain unchanged and in full force and effect.
8.If any term contained in this Amendment Agreement conflicts with any term contained in the Agreement or any previously executed amendment, the term contained in this Amendment shall prevail.
9.This Amendment Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument.
10.The Parties acknowledge that they have read this Amendment Agreement and agree to be bound by its terms. The Parties further agree that the Amendment Agreement constitutes the entire agreement between the Parties with respect to the subject matter therein.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed by their respective duly authorized officers or representatives, as of the date first written above.
CHEWY, INC.

By:	/s/ Mario J. Marte
Mario J. Marte
Chief Financial Officer

PETSMART, INC.

By:	/s/ Alan M. Schnaid
Alan M. Schnaid
EVP and CFO